Exhibit 1

ASSIGNMENT AGREEMENT

          This ASSIGNMENT AGREEMENT (this “Agreement”), dated as of December 19, 2003, between CHILDCARE ASSOCIATES, a New York partnership (“Assignor”), and JACOBSON PARTNERS (“Assignee”), a New York partnership, for the benefit of the individuals and entities listed on the attached Exhibit A (the “Beneficial Owners”).

W I T N E S S E T H:

          WHEREAS, Assignor and a number of other partnerships and entities (the “Kellner Funds”) controlled, directly or indirectly, by George A. Kellner (“Kellner”), will be liquidated immediately upon the completion of the transactions contemplated by this Agreement, and all assets held by the Kellner Funds (including all of their respective shares of common stock of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”)), will be distributed pro rata to the partners, direct and indirect, of the Kellner Funds (the “Liquidation”);

          WHEREAS, prior to the Liquidation, Assignee, on behalf of the Beneficial Owners, offered to purchase the Company shares from Assignor, at the direction of such partners, for $0.88 per share, the subscription price applicable to the common stock component of the Company’s rights offering, completed May, 2003 (the “Offer”); and

          WHEREAS, partners, direct and indirect, of Assignor (the “Selling Partners”) entitled to receive an aggregate amount of 928,777 Company shares (the “Shares”) pursuant to the Liquidation have accepted the Offer.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Sale of Shares. Pursuant to directions received from the Selling Partners, Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee, the Shares. Assignor agrees to deliver to Assignee all duly executed stock powers and other transfer documents that Assignee or its agents require to effectuate the transfer of Shares contemplated by this Agreement.

     2. Purchase of Shares; Consideration. Assignee hereby purchases the shares from Assignor for an amount equal to $817,323.76 (the “Purchase Price”). The Purchase Price will be delivered to Assignor by wire transfer or check of immediately available funds. Upon the Liquidation, Assignor will distribute the Purchase Price to the Selling Partners in accordance with such partner’s pro rata interest in Assignor.

     3. Beneficial Owners. Assignee is purchasing the Shares for the benefit of the Beneficial Owners.

     4. Successors and Assigns. This Agreement and the covenants and agreements set forth herein shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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     5. Further Assurances. From time to time, at either party’s request and without further consideration, the other party will execute and deliver or cause to be executed and delivered such other instruments and take such other actions as the requesting party or its counsel may reasonably request to carry out the purpose and intention of this Agreement.

     6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

     7. Amendment. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto.

     8. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CHILDCARE ASSOCIATES, a New York partnership

By:

George A. Kellner, Managing Partner

JACOBSON PARTNERS, a New York partnership

By:

Benjamin R. Jacobson, Managing Partner

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Exhibit A

Beneficial Owners

Name of Beneficial Owner	Number of Company Shares

Alan M. Bilgore	12,146
Robert F. Cummings, Jr.	12,146
Thomas Devlin	97,168
David E. DeLeeuw	6,073
Milton Dresner	12,146
Milton Dresner, Trustee	12,146
Nathan Gantcher	34,380
John Gordon	18,219
Henry L. Hillman Trust	31,579
William T. Hillman Trust	10,931
Juliet L. Hillman Trust	10,931
Henry L. Hillman, Jr. Trust	10,931
Audrey H. Hillman Trust	10,931
Audrey Fisher	12,146
Henry L. Hillman	24,292
Trust FBO the Children of William T. Hillman	6,073
Tatnall L. Hillman	12,146
Trust FBO the Children of Henry L. Hillman, Jr.	12,146
Juliet L. Simonds	12,146
Howard Lorch	12,146
Merifin Capital, N.V	24,292
Andrew Sabin	24,292
Alfred Shuman	12,146
Richard A. Morton	18,219
Richard A. Morton, IRA	6,073
Woodbrook MB L.P.	34,009
Judson Reis	6,072
Alfred W. Roberts III	18,219
Wadler Family Trust	12,146
Wilmington Securities, Inc.	106,885
Matthias B. Bowman	12,146
Juliet Challenger, Inc.	60,730
Stanley Cohen	6,073
Gerald B. Cramer Revocable Trust	6,073
Philip N. Dub	2,429
Todd Goodwin	12,146
James Morgan	28,307
Eric Rosenfeld	6,073
Bruce Slovin	12,146

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Name of Beneficial Owner	Number of Company Shares

Edmund J. Gaffney	11,363
Timothy B. MacColl	11,363
Harrison R. Horan	22,234
Amcito Partners	22,234
Gerald Parsky	22,234
HVS Boxers, LLC	22,234
George Kellner	22,234
Benjamin R. Jacobson	15,583

Total	928,777

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